Exhibit 5.1

October 18, 2011

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Credit Suisse Securities (USA) LLC

Goldman, Sachs & Co.

Barclays Capital Inc.

as Representatives of the Several Underwriters named in Schedule I to the Underwriting Agreement

c/o Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, New York 10036

c/o Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

c/o Goldman, Sachs & Co.

200 West Street

New York, New York 10282

c/o Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

Re:                               Sally Beauty Holdings, Inc.

Ladies and Gentlemen:

I am the Vice President, Deputy General Counsel and Assistant Secretary of Sally Beauty Holdings, Inc., a Delaware corporation (the “Company”), an attorney authorized to practice law in the state of Texas, and as such have served as counsel to the Company in connection with the sale by CDRS Acquisition LLC, CD&R Parallel Fund VII, L.P and certain of their affiliates (collectively the “Selling Stockholders”) to you of up to 18,000,000 shares (the “Firm Shares”) of common stock, par value $0.01 per share of the Company (the “Stock”), and, at your option, up to an additional 2,700,000 shares of Stock (the “Optional Shares” and, together with the Firm Shares, the “Shares”).  The Selling Stockholders are selling the Shares to you pursuant to the Underwriting Agreement, dated October 12, 2011 (the “Underwriting Agreement”), by and among the Company, the Selling Stockholders and you, as representatives of the several underwriters named in Schedule I thereto.  I am furnishing this opinion letter to you at your request pursuant to Section 9(c)(ii) of the Underwriting Agreement.  Capitalized terms used in this opinion letter and not otherwise defined herein shall have the respective meanings assigned to them in the Underwriting Agreement.

I have examined copies of (a) the Underwriting Agreement; (b) the registration statement on Form S-3 (Registration No. 333-170675) which was filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Securities Act”), on November 18, 2010 (the “Registration Statement”), which includes the Company’s base prospectus dated November 18, 2010 (the “Base Prospectus”); (c) the preliminary prospectus supplement to the Base Prospectus dated and filed by the Company with the Commission pursuant to Rule 424(b) of the Securities Act on October 10, 2011 (the “Preliminary Prospectus Supplement” and, together with the Base Prospectus, the “Preliminary Prospectus”); (d) the prospectus supplement dated October 12, 2011 and filed by the Company with the Commission pursuant to Rule 424(b) of the Securities Act on October 13, 2011 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”); (e) the amended and restated certificate of incorporation of the Company; (f) the amended and restated bylaws of the Company; (g) certain resolutions of the Board of Directors of the Company and committees thereof; and (h) the documents filed by the Company pursuant to the Securities Exchange Act of 1934, as amended, and incorporated by reference into the Prospectus as of the date thereof.  I also have made such further legal and factual examinations and investigations as I deemed necessary for purposes of expressing the opinions set forth herein.

As to certain factual matters relevant to this opinion letter, I have relied conclusively upon the representations and warranties made in the Underwriting Agreement by the parties thereto and originals or copies, certified or otherwise identified to my satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as I have deemed appropriate as a basis for the opinions and other statements hereinafter set forth.  Except to the extent expressly set forth herein, I have made no independent investigations with regard to matters of fact, and, accordingly, I do not express any opinion or belief as to matters that might have been disclosed by independent verification.  In rendering my opinions in paragraph (i) hereof that the Company is a corporation “in good standing” under the laws of the State of Delaware, its state of incorporation, in paragraph (v) hereof that each “significant subsidiary” of the Company (as such term is defined in Rule 1-02 of Regulation S-X) is a corporation, limited partnership or limited liability company “in good standing” under the laws of the state of incorporation or formation, as applicable, and in paragraph (iii) hereof that the Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, I have relied solely on certificates provided by agencies of those states, copies of which the Company has delivered to you on the date hereof and which are limited to the meaning ascribed to such certificates by each applicable state agency.

Whenever any opinion or other statement set forth in this opinion letter with respect to the existence or absence of facts is qualified by the words “to my knowledge,” or other words of similar meaning, the quoted words mean my current awareness.  Although nothing has come to my attention that causes me to question the accuracy of the factual information known to me, as noted above, I have not, except to the extent expressly set forth herein, undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to my knowledge of such facts should be drawn from the fact of my representation of the Company.

Except as set forth above, my opinions set forth below are limited to the General Corporation Law, the Limited Liability Company Act and the Revised Uniform Limited Partnership Act of the State of Delaware and the federal laws of the United States, and I do not express any opinion herein concerning any other laws.

This opinion letter is provided to you for your use solely in connection with the transactions contemplated by the Underwriting Agreement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without my express written consent.  The only opinions rendered by me consist of those matters set forth in paragraphs (i) — (ix) hereof, and no opinion may be implied or inferred beyond those expressly stated.  My opinions and other statements expressed herein are as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof that may affect my opinions and other statements expressed herein. This opinion is provided in my capacity as an officer of the Company, and any liability hereunder will lie solely with the Company.

Based upon the foregoing, it is my opinion that:

(i)            The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

(ii)           The Company has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the Pricing Disclosure Package and the Prospectus and to enter into and perform its obligations under the Underwriting Agreement.

(iii)          The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(iv)          The shares of issued and outstanding capital stock of the Company, including the Shares to be purchased by the Underwriters from the Selling Stockholders, have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company; and no holder of the Shares is or will be subject to personal liability by reason of being such a holder.

(v)           Each domestic “significant subsidiary” of the Company (as such term is defined in Rule 1-02 of Regulation S-X (each a “Subsidiary” and, collectively, the “Subsidiaries”)) has been duly organized and is validly existing as a corporation, limited partnership or limited liability company in good standing under the laws of the jurisdiction of its organization, has power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and is duly qualified as a foreign corporation, limited partnership or limited liability company to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(vi)          The Underwriting Agreement has been duly authorized, executed and delivered by the Company.

(vii)         To the best of my knowledge, there is not pending or threatened any action, suit, proceeding, inquiry or investigation, to which the Company or any subsidiary is a party, or to which the property of the Company or any subsidiary is subject, before or brought by any governmental entity, which would reasonably be expected to result in a Material Adverse Effect, or which would reasonably be expected to materially and adversely affect the properties or assets thereof or the consummation of the transactions contemplated in the Underwriting Agreement or the performance by the Company of its obligations thereunder.

(viii)        All descriptions in the Registration Statement, the Pricing Disclosure Package and the Prospectus of contracts and other documents to which the Company or its subsidiaries are a party are accurate in all material respects.

(ix)           To the best of my knowledge, there are no persons with registration rights or other similar rights to have any securities registered pursuant to the Registration Statement, except for such rights which have been waived or rights which have not been exercised by the holders thereof within the appropriate time period required by the applicable agreement.

[Signature appears on following page.]

Very truly yours,

/s/ Matthew Haltom
Matthew Haltom
Vice President, Deputy General Counsel and Assistant Secretary

[Signature page to Company Opinion]